                                                                      Exhibit 12


                      Mitchell Energy & Development Corp.
               Computation of Ratio of Earnings to Fixed Charges
                         (dollar amounts in thousands)




                                                                                                           9 Months
                                                            Fiscal Year Ended January 31                    Ended
                                              -----------------------------------------------------       October 31,
                                                1990       1991        1992       1993       1994            1994
                                              --------   --------    --------   --------   --------      -------------
EARNINGS
Pretax earnings . . . . . . . . . . . . . .  $ 46,135   $ 71,598    $ 68,300   $ 47,324   $ 47,538        $ 30,795
Add (Deduct):
  Previously capitalized interest
    charged against pretax earnings   . . .    12,401     14,694      21,937     14,346     17,098          23,030
  Losses of less-than-50%-owned persons   .        44         23          26         99         32              17
  Fixed charges (see below)   . . . . . . .   103,166     98,633      90,107     85,169     84,788          61,615
  Reverse effect of inclusion of interest
    capitalized in fixed charges  . . . . .   (46,993)   (45,427)    (39,426)   (36,205)   (35,721)        (23,500)
  Undistributed earnings of
    less-than-50%-owned persons   . . . . .    (6,201)   (11,690)    (10,521)   (10,305)    (3,594)           (816)
                                             --------   --------    --------   --------   --------        --------
                                             $108,552   $127,831    $130,423   $100,428   $110,141        $ 91,141
                                             ========   ========    ========   ========   ========        ========

FIXED CHARGES
Interest expense incurred
  Consolidated (a) (b)  . . . . . . . . . .  $ 95,792   $ 92,874    $ 84,025   $ 77,451   $ 75,252        $ 53,740
  50%-owned persons   . . . . . . . . . . .     4,974      3,670       3,284      4,609      6,236           5,525
                                             --------   --------    --------   --------   --------        --------
                                              100,766     96,544      87,309     82,060     81,488          59,265
Portion of rental expense
  representing interest (c)   . . . . . . .     2,400      2,089       2,798      3,109      3,300           2,350
                                             --------   --------    --------   --------   --------        --------
                                             $103,166   $ 98,633    $ 90,107   $ 85,169   $ 84,788        $ 61,615
                                             ========   ========    ========   ========   ========        ========

RATIO OF EARNINGS TO FIXED CHARGES  . . . .      1.05       1.30        1.45       1.18       1.30            1.48
                                             ========   ========    ========   ========   ========        ========

_______________
(a) Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.
(b) At October 31, 1994, the Company had outstanding guaranties of approximately $75,000,000 of indebtedness of less- than-fifty percent owned partnerships and approximately $4,900,000 of indebtedness of unaffiliated, nonprofit institutions under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $2,800,000 for the nine months ended October 31, 1994, have been excluded from the reported fixed charges.
(c) Represents one-third of rental expense under operating lease agreements.